Exhibit 99.(a)(50)

M E D I A R E L E A S E

Harmony offer for Gold Fields
is not unconditional

Johannesburg 18 May 2005. Harmony Gold Mining Company Limited (“Harmony”) issued a press release on 17 May 2005 stating inaccurately that its hostile offer for Gold Fields Limited (GFI: JSE and NYSE) (“Gold Fields”) is unconditional in all respects following last week’s approval by the South African Competition Tribunal approval of the proposed merger.

Harmony’s bid is not unconditional and will not be, pending an appeal against the whole of the order of the Competition Tribunal to South Africa’s highest and final competition authority, the Competition Appeal Court (“CAC”).

After announcing on 10 May 2005 its intention to appeal the Competition Tribunal ruling, Gold Fields has noted an appeal against the whole of the order of the Competition Tribunal to the CAC, inter alia on the basis that the Tribunal erred in failing to find that the proposed merger is likely to substantially prevent or lessen competition and that the proposed merger cannot be justified on substantial public interest grounds having regard to the factors set out in the Competition Act.

The Harmony offer document clearly states that the proposed merger is subject to approval by the South African Competition Authorities. The offer will therefore remain conditional pending the final determination by the CAC of the permissibility of the proposed merger.

As a result of Gold Fields’ appeal:

•	Harmony’s subsequent offer has not become unconditional;

•	Harmony may not, in terms of the provisions of the Competition Act and the terms of the Harmony offer, implement the subsequent offer; and

•	The CAC’s interdict of Harmony voting any of its shares in Gold Fields until final determination by the competition authorities of the merger application therefore stands, and Harmony may not vote such shares as it may have acquired in the early settlement offer or otherwise until the CAC has finally determined Gold Fields’ appeal.

Gold Fields Limited
Reg. 1968/004880/06
24 St Andrews Road
Parktown, 2193

Postnet Suite 252
Private Bag X30500
Houghton, 2041
South Africa

Tel +27 11 644-2400
Dir +27 11 644-2460
Fax +27 11 484-0639
www.goldfields.co.za

Enquires

South Africa

Willie Jacobsz
Tel +27 11 644-2460
Fax +27 11 484-0639

North America

Cheryl A Martin
Tel +1 303 796-8683
Fax +1 303 796-8293

Directors: C M T Thompson* (Chairman), A J Wright (Deputy Chairman), I D Cockerill† (Chief Executive Officer), K Ansah#, G J Gerwel, N J Holland† (Chief Financial Officer), J M McMahon†, G R Parker‡, R L Pennant-Rea†, P J Ryan, T M G Sexwale, B R van Rooyen, C I von Christierson
*Canadian,   †British,   ‡American,    #Ghanaian.
Corporate Secretary: C Farell

In addition, Harmony’s announcement is deficient in that it does not make a reference to the imminent High Court judgement on the question that the offer may already have lapsed on or about 18 December 2004.

Gold Fields therefore continue to urge shareholders not to tender their shares or ADR’s into the offer.

-ends-

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website. The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.